Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
September 22, 2009
CONTACT: Doug Duvall
703-903-2476

Freddie Mac Names Ross J. Kari Chief Financial Officer

McLEAN, Va.  — Freddie Mac (NYSE: FRE) today announced that Ross J. Kari, a veteran finance executive, has been appointed chief financial officer effective October 12, 2009. In that position, he will be responsible for the company’s financial controls, accounting, investor relations, financial planning and reporting, tax, capital oversight, and compliance with the requirements of Sarbanes-Oxley. Kari will be a member of the company’s senior executive leadership team and report directly to Chief Executive Officer Charles E. Haldeman, Jr.

“I’m delighted to complete Freddie Mac’s senior executive team by adding a CFO with an impressive background and broad experience in the mortgage business and financial services industry,” Haldeman said. “Ross will be leading a proven group of finance executives who continue to strengthen our financial controls. When I came to Freddie Mac I said that building out our senior executive team was near the top of my agenda, and with a new CFO and COO both now on board, we’ve met that goal.”

For the past year, Kari has been the chief financial officer of Fifth Third Bancorp in Cincinnati, Ohio. Before joining Fifth Third in 2008, Kari served as executive vice president and CFO of Safeco Corporation in Seattle where he managed a team of 250 financial professionals and helped grow business line revenue while enhancing essential risk management processes. From 2002 to 2006 Kari served as executive vice president and chief operating officer for another housing government-sponsored enterprise, the Federal Home Loan Bank of San Francisco. The bulk of Kari’s career was spent at Wells Fargo from 1983 to 2001, during which time he rose from senior financial analyst to executive vice president and chief financial officer.

Kari received a Bachelor of Science degree in Mathematics and earned his MBA in Finance, graduating first in his class, both from the University of Oregon.

Freddie Mac was established by Congress in 1970 to provide liquidity, stability and affordability to the nation’s residential mortgage markets. Freddie Mac supports communities across the nation by providing mortgage capital to lenders. Over the years, Freddie Mac has made home possible for one in six homebuyers and more than five million renters. www.FreddieMac.com

# # #